Exhibit 21

List of Subsidiaries of Research Solutions, Inc.

1.    Reprints Desk, Inc., a wholly owned subsidiary incorporated under the laws of the State of Delaware.

2.    Reprints Desk Latin America S. de R.L. de C.V., a wholly owned subsidiary formed under the laws of Mexico.